The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Registration Statement No. 333-275898

Filed Pursuant to Rule 424(b)(2)

Subject to Completion. Dated November 24, 2025.

Pricing Supplement to the Prospectus dated December 20, 2023, the Series J Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Product Supplement No. 1B dated July 22, 2025

Royal Bank of Canada $ Buffered Digital Plus Basket-Linked Notes, due

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second scheduled business day after the determination date) is based on the performance of a weighted basket (the “basket”) comprised of the EURO STOXX 50® Index (38.00% weighting), the TOPIX® Index (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index (11.00% weighting) and the S&P®/ASX 200 Index (8.00% weighting) (each a “basket underlier”) as measured from the trade date to and including the determination date (expected to be between 26 and 29 months after the trade date). The initial basket level is 100, and the final basket level will equal the sum of the following, calculated for each basket underlier: (i) the final underlier level for that basket underlier divided by the initial underlier level for that basket underlier (set on the trade date and expected to be the closing level of that basket underlier on the trade date) times (ii) the initial weighted value of that basket underlier. If the final basket level on the determination date is greater than or equal to the initial basket level, the return on your notes will be positive and you will receive the greater of (1) the threshold settlement amount (expected to be between $1,179.30 and $1,210.90 for each $1,000 principal amount of notes) and (2) the $1,000 principal amount plus the product of $1,000 times the basket return (as defined below). If the final basket level is less than the initial basket level but greater than or equal to the buffer level of 90.00% of the initial basket level, you will receive the principal amount of your notes. If the final basket level is less than the buffer level, the return on your notes will be negative. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 principal amount of notes, you will receive an amount in cash equal to:

•	if the basket return is positive or zero (the final basket level is greater than or equal to the initial basket level), the greater of (i) the threshold settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the basket return;

•	if the basket return is negative but not below -10.00% (the final basket level is less than the initial basket level but not by more than 10.00%), $1,000; or

•	if the basket return is negative and is below -10.00% (the final basket level is less than 90.00% of the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.1111 times (c) the sum of the basket return plus 10.00%. This amount will be less than $1,000 and could be zero.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided in this pricing supplement so that you may better understand the terms and risks of your investment.

The initial estimated value of the notes determined by us as of the trade date, which we refer to as the initial estimated value, is expected to be between $961.70 and $991.70 per $1,000 principal amount of notes and will be less than the original issue price. The final pricing supplement relating to the notes will set forth the initial estimated value. The market value of the notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

Declines in one basket underlier may offset increases in the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the EURO STOXX 50® Index and the TOPIX® Index will have a significantly larger impact on your return on the notes than the performance of the FTSE® 100 Index, the Swiss Market Index or the S&P®/ASX 200 Index.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See the section “Selected Risk Factors” beginning on page PS-11 of this pricing supplement.

Original issue date:	, 2025	Original issue price:	100.00% of the principal amount
Underwriting discount:	0.00% of the principal amount	Net proceeds to the issuer:	100.00% of the principal amount

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-19 of this pricing supplement.

The original issue price, underwriting discount and net proceeds to the issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

RBC Capital Markets, LLC

Pricing Supplement dated November     , 2025

SUMMARY INFORMATION

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Factors” in this document and “Risk Factors” in the documents listed below, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•

Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•

Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•

Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•

Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

We refer to the notes we are offering by this pricing supplement as the “notes.” Each of the notes, including your notes, has the terms described below. As used in this pricing supplement, references to “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada and all references to “$” or “dollar” are to U.S. dollars.

Key Terms

Issuer: Royal Bank of Canada

Basket underliers: the EURO STOXX 50® Index (Bloomberg symbol “SX5E Index”), as published by STOXX Limited; the TOPIX® Index (Bloomberg symbol “TPX Index”), as published by JPX Market Innovation & Research, Inc.; the FTSE® 100 Index (Bloomberg symbol “UKX Index”), as published by FTSE Russell; the Swiss Market Index (Bloomberg symbol “SMI Index”), as published by SIX Group Ltd.; and the S&P®/ASX 200 Index (Bloomberg symbol “AS51 Index”), as published by S&P Dow Jones Indices LLC (each of STOXX Limited, JPX Market Innovation & Research, Inc., FTSE Russell, SIX Group Ltd. and S&P Dow Jones Indices LLC, a “basket underlier sponsor”). See “The Basket and the Basket Underliers” on page PS-15.

Specified currency: U.S. dollars (“$”)

Denominations: $1,000 and integral multiples of $1,000 in excess of $1,000. The notes may be transferred only in amounts of $1,000 and increments of $1,000 thereafter.

Principal amount: each note will have a principal amount of $1,000; $              in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of this pricing supplement.

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at a price equal to the principal amount. Also, the buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the principal amount. Additionally, the threshold settlement amount would correspond to a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Selected Risk Factors—Risks Relating to the Terms of the Notes—If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount” on page PS-12 of this pricing supplement.

Cash settlement amount (on the stated maturity date): for each $1,000 principal amount of notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than or equal to the initial basket level, the greater of (i) the threshold settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the basket return;

•	if the final basket level is less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•	if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the basket return plus the buffer amount. In this case, the cash settlement amount will be less than the principal amount of the notes, and you will lose some or all of the principal amount.

Initial basket level: 100.00

Initial weighted value: for each basket underlier, the product of the initial weight of that basket underlier, as shown in the table below, times the initial basket level

Basket Underlier	Initial Weight in Basket	Initial Underlier level
EURO STOXX 50® Index	38.00%
TOPIX® Index	26.00%
FTSE® 100 Index	17.00%
Swiss Market Index	11.00%
S&P®/ASX 200 Index	8.00%

Initial underlier level (to be set on the trade date): for each basket underlier, the closing level of that basket underlier on the trade date

Final underlier level: for each basket underlier, the closing level of that basket underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes—Postponement of a Determination Date” on page PS-34 of the accompanying product supplement and subject to adjustment as provided under “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” on page PS-56 of the accompanying product supplement

Final basket level: the sum of the following, calculated for each basket underlier: (i) the final underlier level for that basket underlier divided by the initial underlier level for that basket underlier times (ii) the initial weighted value of that basket underlier

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Threshold settlement amount (to be set on the trade date): expected to be between $1,179.30 and $1,210.90

Buffer level: 90.00% of the initial basket level

Buffer amount: 10.00%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Trade date: November     , 2025

Original issue date (settlement date) (to be set on the trade date): expected to be the third scheduled business day following the trade date

Determination date (to be set on the trade date): a specified date that is expected to be between 26 and 29 months after the trade date, subject to adjustment as described under “General Terms of the Notes—Postponement of a Determination Date” on page PS-34 of the accompanying product supplement

Stated maturity date (to be set on the trade date): a specified date that is expected to be the second scheduled business day after the determination date, subject to adjustment as described under “General Terms of the Notes—Postponement of a Payment Date” on page PS-33 of the accompanying product supplement

No interest: the notes will not bear interest.

No listing: the notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: the notes are not subject to redemption prior to maturity.

Closing level: as described under “General Terms of the Notes—Indices—Certain Definitions” on page PS-53 of the accompanying product supplement. The accompanying product supplement refers to the closing level as the closing value.

Business day: as described under “Summary—Key Definitions—Business Day” on page PS-2 of the accompanying product supplement

Scheduled trading day: notwithstanding anything to the contrary under “General Terms of the Notes—Indices—Certain Definitions” on page PS-53 of the accompanying product supplement, for the purposes of the notes, a “scheduled trading day” means, with respect to a basket underlier, a day, as determined by the calculation agent, on which (i) the relevant basket underlier sponsor is scheduled to publish the closing level of that basket underlier and (ii) in the case of a basket underlier other than the EURO STOXX 50® Index, each primary market for futures and option contracts with respect to that basket underlier is scheduled to be open for trading for its regular trading session.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-30 of the accompanying product supplement

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-81 of the accompanying product supplement

Calculation agent: RBC Capital Markets, LLC (“RBCCM”)

Agent: RBCCM

U.S. tax treatment: please see the section entitled “United States Federal Income Tax Considerations” herein.

Canadian tax treatment: please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

CUSIP no.: 78017PP96

ISIN no.: US78017PP965

FDIC: the notes will not constitute deposits that are insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other Canadian or U.S. governmental agency.

Indenture: the notes will be issued under our senior debt indenture, as amended and supplemented through the date hereof, which is described in the accompanying prospectus. Please see the section “Description of Debt Securities” beginning on page 4 of the accompanying prospectus for a description of the senior debt indenture, including the limited circumstances that would constitute an event of default under the notes that we are offering.

The trade date, the determination date and the stated maturity date will be set forth in the final pricing supplement that will be made available in connection with sales of the notes.

Supplemental Terms of the Notes

For purposes of the notes:

•	the provisions set forth under “General Terms of the Notes—Change-in-Law Events” in the accompanying product supplement are not applicable; and

•	all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Payment at maturity	cash settlement amount
Initial Underlier Value	initial underlier level
Final Underlier Value	final underlier level
Closing value	closing level

If information in this pricing supplement is inconsistent with the accompanying prospectus, prospectus supplement or product supplement, this pricing supplement will supersede those documents.

Hypothetical Examples

The following table and chart are provided only for purposes of illustration. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the cash settlement amount at maturity, assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical. No one can predict what the basket level will be on any day during the term of your notes, and no one can predict what the final basket level will be. Each basket underlier has been highly volatile in the past—meaning that the level of each basket underlier has changed considerably in relatively short periods—and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date with a $1,000 principal amount and are held to maturity. If you sell your notes in any secondary market prior to maturity, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and the volatility of the basket underliers. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by RBCCM and taking into account our credit spreads) will be, and the price you may receive for your notes may be, significantly less than the principal amount. For more information on the value of your notes in the secondary market, see “Selected Risk Factors—Risks Relating to the Initial Estimated Value of the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Original Issue Price” below. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Hypothetical threshold settlement amount	$1,179.30
Buffer level	90.00% of the initial basket level
Buffer rate	approximately 111.11%
Buffer amount	10.00%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change affecting the method by which any basket underlier sponsor calculates the relevant basket underlier

Notes purchased on original issue date at a price equal to the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier levels of the basket underliers that will serve as the baselines for determining the basket return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level of each basket underlier may differ substantially from its level prior to the trade date and may be higher or lower than its actual closing level on the trade date.

For these reasons, the actual performance of the basket over the term of your notes, as well as the cash settlement amount, if any, may bear little relation to the hypothetical examples shown below or to the historical basket underlier levels shown elsewhere in this pricing supplement. For information about the historical basket underlier levels during recent periods, see “The Basket and the Basket Underliers—Historical Performance of the Basket Underliers” below. Before investing in the notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the stocks included in the basket underliers (the “basket underlier stocks”).

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 principal amount of notes at maturity would equal the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as a Percentage of the Initial Basket Level)	Hypothetical Cash Settlement Amount (as a Percentage of the Principal Amount)
150.000%	150.000%
140.000%	140.000%
130.000%	130.000%
120.000%	120.000%
117.930%	117.930%
110.000%	117.930%
105.000%	117.930%
102.500%	117.930%
100.000%	117.930%
99.999%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above. As a result, if you purchased your notes at the principal amount on the settlement date and held them to maturity, you would lose approximately 72.222% of your investment.

If the final basket level were determined to be greater than or equal to the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be the greater of (i) the threshold settlement amount (expressed as a percentage of the principal amount), and (ii) an amount representing a return equal to the basket return, as shown in the hypothetical cash settlement amount column of the table above.

The following chart also illustrates the hypothetical cash settlement amounts (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than the buffer level would result in a hypothetical cash settlement amount of less than 100.00% of the principal amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

■ The Note Performance ■ The Basket Performance

The following examples illustrate the hypothetical cash settlement amount at maturity based on hypothetical final underlier levels of the basket underliers, calculated based on the key terms and assumptions above.

The levels in Column A represent the hypothetical initial underlier levels for each basket underlier, and the levels in Column B represent the hypothetical final underlier levels for each basket underlier. The percentages in Column C represent the hypothetical final underlier levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial underlier levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below may have been rounded for ease of analysis.

The hypothetical initial underlier level for each basket underlier of 100.00 has been chosen for illustrative purposes only and may not represent a likely initial underlier level for that basket underlier. For historical closing levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers—Historical Performance of the Basket Underliers” below.

Example 1: The final basket level is greater than the initial basket level and the basket return is less than the return represented by the threshold settlement amount. The cash settlement amount equals the threshold settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	105.00	105.00%	38.00	39.90
TOPIX® Index	100.00	100.00	100.00%	26.00	26.00
FTSE® 100 Index	100.00	110.00	110.00%	17.00	18.70
Swiss Market Index	100.00	103.00	103.00%	11.00	11.33
S&P®/ASX 200 Index	100.00	107.75	107.75%	8.00	8.62
			Final Basket Level		104.55
			Basket Return		4.55%

In this example, each of the hypothetical final underlier levels is greater than or equal to the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 104.55, the hypothetical cash settlement amount will equal the hypothetical threshold settlement amount of $1,179.30 for each $1,000 principal amount of your notes.

Example 2: The final basket level is greater than the initial basket level and the basket return is greater than the return represented by the threshold settlement amount. The cash settlement amount is greater than the threshold settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	140.00	140.00%	38.00	53.20
TOPIX® Index	100.00	135.00	135.00%	26.00	35.10
FTSE® 100 Index	100.00	135.00	135.00%	17.00	22.95
Swiss Market Index	100.00	130.00	130.00%	11.00	14.30
S&P®/ASX 200 Index	100.00	165.00	165.00%	8.00	13.20
			Final Basket Level		138.75
			Basket Return		38.75%

In this example, each of the hypothetical final underlier levels is greater than or equal to the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 138.75 and the hypothetical basket return is greater than the return represented by the threshold settlement amount, the hypothetical cash settlement amount for each $1,000 principal amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 38.75%) = $1,387.50

Example 3: The final basket level is less than the initial basket level but greater than the buffer level. The cash settlement amount is equal to the principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	105.00	105.00%	38.00	39.90
TOPIX® Index	100.00	85.00	85.00%	26.00	22.10
FTSE® 100 Index	100.00	80.00	80.00%	17.00	13.60
Swiss Market Index	100.00	90.00	90.00%	11.00	9.90
S&P®/ASX 200 Index	100.00	110.00	110.00%	8.00	8.80
			Final Basket Level		94.30
			Basket Return		-5.70%

In this example, even though the hypothetical final underlier levels for the EURO STOXX 50® Index and the S&P®/ASX 200 Index are greater than their applicable hypothetical initial underlier levels, the negative returns of the FTSE® 100 Index, the TOPIX® Index and the Swiss Market Index more than offset the positive returns on the EURO STOXX 50® Index and the S&P®/ASX 200 Index, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level of 94.30 is greater than the buffer level of 90.00% of the initial basket level but less than the initial basket level of 100.00, the hypothetical cash settlement amount for each $1,000 principal amount of notes will equal the principal amount of $1,000.

Example 4: The final basket level is less than the buffer level. The cash settlement amount is less than the principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	40.00	40.00%	38.00	15.20
TOPIX® Index	100.00	70.00	70.00%	26.00	18.20
FTSE® 100 Index	100.00	100.00	100.00%	17.00	17.00
Swiss Market Index	100.00	115.00	115.00%	11.00	12.65
S&P®/ASX 200 Index	100.00	115.00	115.00%	8.00	9.20
			Final Basket Level		72.25
			Basket Return		-27.75%

In this example, the hypothetical final underlier levels of the EURO STOXX 50® Index and the TOPIX® Index are less than their applicable hypothetical initial underlier levels, while the hypothetical final underlier level of the FTSE® 100 Index is equal to its hypothetical initial underlier level and the hypothetical final underlier levels of the Swiss Market Index and S&P®/ASX 200 Index are greater than their applicable hypothetical initial underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the higher weighted basket underliers. In this example, the large declines in the levels of the EURO STOXX 50® Index and the TOPIX® Index result in the hypothetical final basket level being less than the buffer level of 90.00% of the initial basket level, even though the level of the FTSE® 100 Index remained unchanged and the levels of the Swiss Market Index and the S&P®/ASX 200 Index increased.

Because the hypothetical final basket level is 72.25 and is less than the buffer level of 90.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 principal amount of your notes will equal:

Cash settlement amount = $1,000 + [$1,000 × 111.11% × (-27.75% + 10.00%)] = $802.78

Example 5: The final basket level is less than the buffer level. The cash settlement amount is less than the principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	40.00	40.00%	38.00	15.20
TOPIX® Index	100.00	65.00	65.00%	26.00	16.90
FTSE® 100 Index	100.00	70.00	70.00%	17.00	11.90
Swiss Market Index	100.00	80.00	80.00%	11.00	8.80
S&P®/ASX 200 Index	100.00	60.00	60.00%	8.00	4.80
			Final Basket Level		57.60
			Basket Return		-42.40%

In this example, each of the hypothetical final underlier levels is less than the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level is 57.60 and is less than the buffer level of 90.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 principal amount of your notes will equal:

Cash settlement amount = $1,000 + [$1,000 × 111.11% × (-42.40% + 10.00%)] = $640.00

No one can predict what the final basket level will be. The actual amount that a holder of the notes will receive at maturity and the actual return on your investment in the notes, if any, will depend on the initial underlier level of each basket underlier, the stated maturity date and the threshold settlement amount that will be set on the trade date and the actual final basket level determined by the calculation agent. In addition, the actual return on your notes will further depend on the original issue price. Moreover, the assumptions on which the hypothetical tables, chart and examples are based may turn out to be inaccurate. Consequently, the return on your investment in the notes, if any, and the actual cash settlement amount to be paid in respect of the notes at maturity may be very different from the information reflected in the tables, chart and examples above.

selected Risk Factors

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes. Your notes are not equivalent to investing directly in the basket underlier stocks, i.e., the stocks included in each basket underlier.

Risks Relating to the Terms of the Notes

You May Lose Your Entire Investment in the Notes

The principal amount of your investment is not protected and you may lose a significant amount, or even all, of your investment in the notes. The cash settlement amount, if any, will depend on the performance of the basket underliers and the change in the levels of the basket underliers from the trade date to the determination date, and you may receive significantly less than the principal amount of the notes. You will receive at least the principal amount of the notes at maturity, subject to our credit risk, only if the final basket level is greater than or equal to the buffer level. If the final basket level is less than the buffer level, then you will lose approximately 1.1111% of the principal amount of your notes for every 1% that the final basket level is less than the buffer level. Accordingly, you could lose a substantial portion, and perhaps all, of your investment in the notes, including any premium to the principal amount you may have paid when you purchased the notes.

In addition, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, the price you receive for the notes may be significantly less than the price that you paid for them.

Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes

The notes are our senior unsecured debt securities, and your receipt of any amounts due on the notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the notes.

The Lower Performance of One Basket Underlier May Offset an Increase in One or More Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the level of one or more other basket underliers. As a result, any return on the basket—and thus on your notes—may be reduced or eliminated, which will have the effect of reducing the cash settlement amount payable at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers.

The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity

There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

Any Payment on the Notes Will Be Determined Based on the Closing Levels of the Basket Underliers on the Dates Specified

Any payment on the notes will be determined based on the closing levels of the basket underliers on the dates specified. You will not benefit from any more favorable levels of the basket underliers determined at any other time.

The Stated Maturity Date of the Notes Is a Pricing Term and Will Be Determined By Us on the Trade Date

We will not fix the stated maturity date until the trade date. The term of the notes could be as long as the high end of the range set forth on the cover page of this pricing supplement. You should be willing and able to hold your notes for up to the high end of the range set forth on the cover page of this pricing supplement. The stated maturity date selected by us could have an impact on the value of the notes.

If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount

The cash settlement amount will not be adjusted based on the original issue price. If the original issue price for your notes differs from the principal amount, the return on your notes held to maturity will differ from, and may be substantially less than, the return on notes for which the original issue price is equal to the principal amount. If the original issue price for your notes represents a premium to the principal amount and you hold them to maturity, the return on your notes will be lower than the return on notes for which the original issue price is equal to the principal amount or represents a discount to the principal amount.

In addition, the impact of the buffer level and the threshold settlement amount on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount. Additionally, if you purchase your notes at a premium to the principal amount, the threshold settlement amount will correspond to a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and significant aspects of the tax treatment of the notes are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses

There may be little or no secondary market for the notes. The notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the notes. Even if a secondary market for the notes develops, it may not provide enough liquidity to allow you to easily trade or sell the notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

The Initial Estimated Value of the Notes Will Be Less Than the Original Issue Price

The initial estimated value of the notes will be less than the original issue price of the notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the notes in any secondary market (if any exists) at any time. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the levels of the basket underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the original issue price of our estimated profit and the estimated costs relating to our hedging of the notes. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than the original issue price and the initial estimated value, as any such sale price would not be expected to include our estimated profit or the hedging costs relating to the notes. In addition, any price at which you may sell the notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

As set forth below in the section “Supplemental Plan of Distribution (Conflicts of Interest)” below, for a limited period of time after the trade date, your broker may repurchase the notes at a price that is greater than the estimated value of the notes at that time. However, assuming no changes in any other relevant factors, the price you may receive if you sell your notes is expected to decline gradually during that period.

The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date

The initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the notes or similar securities at a price that is significantly different than we do.

The value of the notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest

You should make your own independent investigation of the merits of investing in the notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the notes. Trading by us and our affiliates may adversely affect the levels of the basket underliers and the market value of the notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

RBCCM’s Role as Calculation Agent May Create Conflicts of Interest

As calculation agent, our affiliate, RBCCM, will determine any levels of the basket underliers and make any other determinations necessary to calculate any payments on the notes. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Basket and the Basket Underliers” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes. The calculation agent will have no obligation to consider your interests as an investor in the notes in making any determinations with respect to the notes.

Risks Relating to the Basket and the Basket Underliers

You Will Not Have Any Rights to the Securities Included in Any Basket Underlier

As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in any basket underlier. Each basket underlier is a price return index and its return does not reflect regular cash dividends paid by its components.

The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets

The equity securities composing the basket underliers are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates Related to the Basket Underliers

The basket underliers are composed of non-U.S. securities denominated in foreign currencies. Because the levels of the basket underliers are also calculated in the relevant foreign currency (and not in U.S. dollars), the performance of the basket underliers will not be adjusted for exchange rate fluctuations between the U.S. dollar and the relevant foreign currencies. In addition, any payments on the notes determined based in part on the performance of the basket underliers will not be adjusted for exchange rate fluctuations between the U.S. dollar and the relevant foreign currency. Therefore, holders of the notes will not benefit from any appreciation of a relevant foreign currency relative to the U.S. dollar.

Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event

The timing and amount of any payment on the notes is subject to adjustment upon the occurrence of a market disruption event affecting a basket underlier. If a market disruption event persists for a sustained period, the calculation agent may make a determination of the closing level of any affected basket underlier. See “General Terms of the Notes—Indices—Market Disruption Events for an Equity Index,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

Adjustments to a Basket Underlier Could Adversely Affect Any Payments on the Notes

A basket underlier sponsor may add, delete, substitute or adjust the securities composing a basket underlier or make other methodological changes to that basket underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing level of a basket underlier in the event of certain material changes in, or modifications to, that basket underlier. In addition, a basket underlier sponsor may also discontinue or suspend calculation or publication of a basket underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued basket underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of that basket underlier. Any of these actions could adversely affect the level of a basket underlier and, consequently, the value of the notes. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is composed of five basket underliers with the following initial weights within the basket: the EURO STOXX 50® Index (38.00% weighting), the TOPIX® Index (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index (11.00% weighting) and the S&P®/ASX 200 Index (8.00% weighting).

EURO STOXX 50® Index

The basket underlier is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the basket underlier, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top ten constituents and their weightings, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

TOPIX® Index

The basket underlier is a free float-adjusted market capitalization-weighted index composed of all Japanese common stocks listed on the First Section of the Tokyo Stock Exchange. For more information about the basket underlier, see “Indices—The TOPIX® Index” in the accompanying underlying supplement.

In addition, information about the TOPIX® Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

FTSE® 100 Index

The basket underlier measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the basket underlier, see “Indices—The FTSE® 100 Index” in the accompanying underlying supplement.

In addition, information about the FTSE® 100 Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top five constituents and their weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

Swiss Market Index

The basket underlier is a free-float adjusted market capitalization-weighted price return index that includes 20 of the largest and most liquid companies of the Swiss equity market. For more information about the basket underlier, see “Indices—The Swiss Market Index” in the accompanying underlying supplement.

In addition, information about the Swiss Market Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top ten constituents and their weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

S&P®/ASX 200 Index

The basket underlier measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. For more information about the basket underlier, see “Indices—The S&P®/ASX 200 Index” in the accompanying underlying supplement.

In addition, information about the S&P®/ASX 200 Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top ten constituents, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

Historical Performance of the Basket Underliers

The closing levels of each basket underlier have fluctuated in the past and may experience significant fluctuations in the future. Any historical upward or downward trend in the closing levels of a basket underlier during any period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the term of the notes.

The historical levels of each basket underlier are provided only for informational purposes. You should not take the historical levels of any basket underlier as an indication of its future performance. We cannot give you any assurance that the future performance of the basket underliers or the basket underlier stocks will result in your receiving an amount greater than the original issue price at maturity. Neither we nor any of our affiliates makes any representation to you as to the performance of any basket underlier. Moreover, in light of current market conditions, the trends reflected in the historical performance of each basket underlier may be less likely to be indicative of the performance of that basket underlier over the term of the notes than would otherwise have been the case. The actual performance of each basket underlier over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graphs below shows the daily historical closing levels of each basket underlier from January 1, 2015 through November 21, 2025. We obtained the closing levels of each basket underlier listed in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the TOPIX® Index

Historical Performance of the FTSE® 100 Index

Historical Performance of the Swiss Market Index

Historical Performance of the S&P®/ASX 200 Index

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the basket underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the trade date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your notes should be treated as short-term capital gain or loss unless you have held the notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

We will sell to RBCCM, and RBCCM will purchase from us, the principal amount of the notes specified, at the price specified, on the cover page of this pricing supplement. RBCCM, acting as our agent, will not receive an underwriting discount in connection with the sale of the notes. RBCCM has informed us that, as part of its distribution of the notes, it will reoffer them at a purchase price equal to 100.00% of the principal amount to one or more other dealers who will sell them to their customers. A fee will be paid to iCapital Markets LLC, a broker-dealer with no affiliation with us, for services it is providing in connection with this offering. An affiliate of Goldman Sachs & Co. LLC, which is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest in iCapital Markets, LLC. In the future, RBCCM or one of its affiliates, may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

RBCCM or another of our affiliates may make a market in the notes after the trade date; however, it is not obligated to do so. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based on a variety of factors, including then-prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which RBCCM may repurchase the notes may be higher than their estimated value at that time. This is because the estimated value of the notes will not include our hedging costs and profits; however, the price at which RBCCM may repurchase the notes during that period may initially be a higher amount, reflecting the addition of a portion of our estimated costs and profits from hedging the notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which RBCCM would be willing to purchase the notes at that time, and could be lower than RBCCM’s price.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the notes. In addition, RBCCM or any other affiliate of Royal Bank of Canada may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Notes

The notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate and the hedging-related costs relating to the notes reduce the economic terms of the notes to you and result in the initial estimated value for the notes being less than their original issue price. Unlike the initial estimated value, any value of the notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other affiliates. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the notes. The economic terms of the notes and the initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-30 of the accompanying product supplement.

See “Selected Risk Factors—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Original Issue Price” above.